Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FIRST QUARTER 2014 RESULTS

Toronto, May 13, 2014 - SunOpta Inc. (“SunOpta” or the “Company”) (NASDAQ:STKL) (TSX:SOY), a leading global company focused on natural, organic and specialty foods, today announced financial results for the first quarter ended April 5, 2014. All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

First Quarter 2014 Highlights

  Record first quarter revenues of $333.5 million, an increase of 17.9%, reflecting consolidated internal growth of 13.8% and 16.4% in SunOpta Foods
  Operating income1 of $12.1 million, or 3.6% of revenues
  EBITDA1 of $17.9 million, or 5.4% of revenues
  Record first quarter earnings of $6.6 million
  Diluted earnings per share of $0.10

(All comparisons above are to the first quarter ended March 30, 2013)

“We are pleased to report a solid start to the year driven by strong revenue and earnings growth. All our core foods operating segments generated increased revenues and operating income versus the prior year. We are extremely pleased that we are starting to see the results in our financial performance from the anticipated benefits of our operational realignment, investment in growing market opportunities and re-positioned go-to-market strategy,” commented Steve Bromley, Chief Executive Officer of SunOpta. “We continue to believe that interest in healthy eating is a key long term global trend and that we are well positioned to capitalize on future industry growth via our integrated natural and organic foods platform. Our management team remains focused on our three core strategies of becoming a pure-play natural and organic foods company, growing our value-added consumer products and ingredients portfolio, and leveraging our integrated platform in support of our long-term financial targets.”

First Quarter 2014 Results

Revenues increased 17.9% to a record $333.5 million compared to $282.8 million in the first quarter of 2013. Fiscal 2014 will be a 53-week year, and the extra week fell in the first quarter, resulting in a 14-week quarter versus 13 weeks in the prior year. Excluding the extra week of sales, as well as the impact of changes in commodity prices and foreign exchange rates, consolidated revenues increased 13.8% and SunOpta Foods revenues increased 16.4% versus the prior year. All core foods operating segments realized increased revenues versus the prior year. The increase in revenues was led by continued growth in consumer packaged categories, increased demand for organic raw materials in both Europe and North America and new value-added ingredient business. These strong growth areas more than offset the effect of lower soy and corn commodity prices.

Operating income1 was $12.1 million, or 3.6% of revenues, compared to $10.7 million, or 3.8% of revenues in the first quarter of 2013. All core food group operating segments realized increased operating income versus the prior year and SunOpta Foods operating income was $13.3 million, or 4.5% of revenues, as compared to $9.6 million, or 3.9% of revenues in the prior year. The growth in operating income was driven by increased volume and margins on organic raw materials, increased volume of consumer products including aseptic beverages and healthy snacks, as well as higher sales and margins of value-added ingredients. These were partially offset by margin pressure experienced in Opta Minerals due to cyclical market weakness, lower organic feed margins, and increased corporate costs to drive efficiency in the operating segments. In addition, during the quarter many of the Company’s operating facilities throughout the Mid-west and Eastern regions of the U.S. experienced incremental costs associated with extreme weather conditions including freight delays and increased utility costs, amounting to approximately $0.7 million before tax and minority interest.

Earnings for the first quarter of 2014 were $6.6 million, or $0.10 per diluted common share, as compared to $5.1 million, or $0.08 per diluted common share, during the first quarter of 2013. Earnings for the first quarter of 2014 include $1.2 million in costs related to the retrofit of the Company’s premium juice operation, offset by $1.1 million in other income primarily related to a non-cash reduction in a contingent consideration liability related to a previous acquisition.

EBITDA1 was $17.9 million in the first quarter of 2014, compared to $16.1 million in the prior year.

Balance Sheet

The Company’s balance sheet remains strong and at April 5, 2014 reflected a net debt to equity ratio of 0.59 to 1.00. At April 5, 2014, the Company had total debt outstanding of $203.3 million, net debt of $196.6 million, total assets of $720.1 million, shareholders’ equity of $333.2 million and a net book value of $5.00 per outstanding share.

Conference Call

The Company plans to host a conference call at 10:00 A.M. Eastern Time on Wednesday, May 14, 2014 to discuss the results for the first quarter of 2014 and recent corporate developments. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link at the Company’s website at www.sunopta.com. To listen to the live call over the Internet, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll free dial-in number (877) 312-9198 or international dial-in number (631) 291-4622. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the Company’s website.

1See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on natural, organic and specialty foods products. The Company specializes in sourcing, processing and packaging of natural and organic food products, integrated from seed through packaged products; with a focus on strategically vertically integrated business models. The Company’s core natural and organic food operations focus on value-added grains, fiber and fruit based product offerings, supported by a global infrastructure. The Company has two non-core holdings, a 66.0% ownership position in Opta Minerals Inc., listed on the Toronto Stock Exchange, a producer, distributor, and recycler of environmentally friendly industrial materials; and a minority ownership position in Mascoma Corporation, an innovative biofuels company.

Forward-Looking Statements

Certain statements included in this press release may be considered “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, the expected benefits of our operational realignment, our positioning to capitalize on future industry growth trends and our continued focus on our three core strategies. The terms and phrases “starting”, “continue”, “positioned”, “believe”, “leveraging” and other similar terms and phrases are intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, consumer interest in health and wellness, product pricing levels, current customer demand, planned facility and operational expansions, competitive intensity, cost rationalization and product development initiatives. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, global economic conditions, consumer spending patterns and changes in market trends, decreases in customer demand, delayed or unsuccessful product development efforts, potential product recalls, working capital management and continuous improvement initiatives, availability and pricing of raw materials and supplies, potential covenant breaches under our credit facilities and other risks described from time to time under “Risk Factors” in the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.

Steve Bromley, CEO
Robert McKeracher, Vice President & CFO
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext 103
susan.wiekenkamp@sunopta.com
Website: www.sunopta.com

SunOpta Inc.
Consolidated Statements of Operations
For the quarters ended April 5, 2014 and March 30, 2013
(Unaudited)
(Expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended
	April 5, 2014	March 30, 2013
	$	$
Revenues	333,527	282,825

Cost of goods sold	296,100	248,575

Gross profit	37,427	34,250

Selling, general and administrative expenses	24,538	22,911
Intangible asset amortization	1,128	1,248
Other expense (income), net	(1,141)	365
Foreign exchange gain	(323)	(585)

Earnings from continuing operations before the following	13,225	10,311

Interest expense, net	2,148	1,690

Earnings from continuing operations before income taxes	11,077	8,621

Provision for income taxes	4,457	3,275

Earnings from continuing operations	6,620	5,346

Loss from discontinued operations, net of income taxes	-	(58)

Earnings	6,620	5,288

Earnings (loss) attributable to non-controlling interests	(20)	163

Earnings attributable to SunOpta Inc.	6,640	5,125

Earnings per share – basic
- from continuing operations	0.10	0.08
- from discontinued operations	-	-
	0.10	0.08
Earnings per share – diluted
- from continuing operations	0.10	0.08
- from discontinued operations	-	-
	0.10	0.08
Weighted-average number of shares outstanding (000s)
- basic	66,573	66,093
- diluted	68,585	67,264

SunOpta Inc.
Consolidated Balance Sheets
As at April 5, 2014 and December 28, 2013
(Unaudited)
(Expressed in thousands of U.S. dollars)

	April 5, 2014	December 28, 2013
	$	$

ASSETS
Current assets
Cash and cash equivalents	6,637	8,537
Accounts receivable	137,035	109,917
Inventories	268,687	274,286
Prepaid expenses and other current assets	18,812	16,067
Current income taxes recoverable	3,541	6,116
Deferred income taxes	3,889	4,806
	438,601	419,729

Investment	12,350	12,350
Property, plant and equipment	155,526	158,073
Goodwill	53,420	53,673
Intangible assets	46,114	47,991
Deferred income taxes	12,412	12,565
Other assets	1,690	1,554

	720,113	705,935

LIABILITIES
Current liabilities
Bank indebtedness	157,039	141,853
Accounts payable and accrued liabilities	119,189	129,829
Customer and other deposits	7,786	3,408
Income taxes payable	3,332	2,564
Other current liabilities	4,118	2,114
Current portion of long-term debt	6,013	6,354
Current portion of long-term liabilities	468	1,034
	297,945	287,156

Long-term debt	40,215	42,654
Long-term liabilities	1,642	3,072
Deferred income taxes	29,775	30,441
	369,577	363,323

EQUITY
SunOpta Inc. shareholders’ equity
Common shares	187,316	186,376
Additional paid-in capital	19,879	19,323
Retained earnings	122,848	116,208
Accumulated other comprehensive income	3,146	3,397
	333,189	325,304
Non-controlling interests	17,347	17,308
Total equity	350,536	342,612

	720,113	705,935

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters ended April 5, 2014 and March 30, 2013
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Quarter ended
	April 5, 2014	March 30, 2013
	$	$

CASH PROVIDED BY (USED IN)

Operating activities
Earnings	6,620	5,288
Loss from discontinued operations	-	(58)
Earnings from continuing operations	6,620	5,346
Items not affecting cash:
Depreciation and amortization	5,836	5,420
Stock-based compensation	831	685
Unrealized loss on derivative instruments	625	743
Deferred income taxes	404	941
Fair value of contingent consideration	(1,373)	-
Other	351	322
Changes in non-cash working capital, net of businesses acquired	(25,890)	(20,176)
Net cash flows from operations - continuing operations	(12,596)	(6,719)
Net cash flows from operations - discontinued operations	-	(38)
	(12,596)	(6,757)
Investing activities
Purchases of property, plant and equipment	(3,224)	(7,893)
Acquisitions of businesses, net of cash acquired	-	(3,828)
Payment of contingent consideration	(800)	-
Purchases of intangible assets	-	(99)
Other	79	(398)
Net cash flows from investing activities - continuing operations	(3,945)	(12,218)

Financing activities
Increase under line of credit facilities	15,529	20,639
Borrowings under long-term debt	60	232
Repayment of long-term debt	(1,571)	(2,419)
Proceeds from the issuance of common shares	665	664
Other	(98)	(59)
Net cash flows from financing activities - continuing operations	14,585	19,057

Foreign exchange gain (loss) on cash held in a foreign currency	56	(213)

Decrease in cash and cash equivalents in the period	(1,900)	(131)

Cash and cash equivalents - beginning of the period	8,537	6,840

Cash and cash equivalents - end of the period	6,637	6,709

SunOpta Inc.
Segmented Information
For the quarters ended April 5, 2014 and March 30, 2013
Unaudited
(Expressed in thousands of U.S. dollars)

	Quarter ended
	April 5, 2014	March 30, 2013
	$	$
Segment revenues from external customers:
Global Sourcing and Supply	143,358	124,909
Value Added Ingredients	37,748	31,505
Consumer Products	117,876	90,186
SunOpta Foods	298,982	246,600
Opta Minerals	34,545	36,225
Total segment revenues from external customers	333,527	282,825

Segment operating income (loss):
Global Sourcing and Supply	3,058	1,673
Value Added Ingredients	2,347	2,000
Consumer Products	7,936	5,951
SunOpta Foods	13,341	9,624
Opta Minerals	1,025	2,463
Corporate Services	(2,282)	(1,411)
Total segment operating income	12,084	10,676

Segment operating income percentage:
Global Sourcing and Supply	2.1%	1.3%
Value Added Ingredients	6.2%	6.3%
Consumer Products	6.7%	6.6%
SunOpta Foods	4.5%	3.9%
Opta Minerals	3.0%	6.8%
Total segment operating income	3.6%	3.8%

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides information regarding segment operating income and earnings before interest, taxes, depreciation and amortization (“EBITDA”) as additional information about its operating results, which are not measures in accordance with U.S. GAAP. The Company believes that these non-GAAP measures assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of the Company’s core operating performance. The non-GAAP measures of segment operating income and EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The Company defines segment operating income as “earnings from continuing operations before the following” excluding the impact of other income/expense items; and EBITDA as segment operating income plus depreciation and amortization. The following is a tabular presentation of segment operating income and EBITDA, including a reconciliation to earnings from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure:

	Quarter ended
	April 5, 2014	March 30, 2013
	$	$

Earnings from continuing operations	6,620	5,346

Provision for income taxes	4,457	3,275
Interest expense, net	2,148	1,690
Other expense (income), net	(1,141)	365
Total segment operating income	12,084	10,676
Depreciation and amortization	5,836	5,420
EBITDA	17,920	16,096